EXHIBIT 99.1

                      INTEGRATED ALARM SERVICES GROUP, INC.



                                                               December 20, 2006

Charles T. May
7415 NE 8th Court
Boca Raton, FL 33487

        Transitional Service Agreement (the "Agreement")

Dear Chick:

This letter sets forth our agreement regarding the terms of your employment by Integrated Alarm Services Group, Inc. ("IASG") and certain other obligations of, and undertakings by, IASG and you.

1. Conditions to Obligations. IASG, Protection One, Inc. ("PI") and Tara Acquisition Corp. ("Tara") propose to enter into a transaction agreement ("Transaction Agreement") on December 20, 2006 or such other date as the parties thereto may agree, pursuant to which, among other things, IASG shall be merged with Tara and become a wholly-owned subsidiary of P1. The transactions contemplated by the Transaction Agreement are scheduled to close prior to May 31, 2007 or such other date as may be agreed to by the parties to the Transaction Agreement (the "Closing Date"). This Agreement shall be effective only upon the completion on the Closing Date of the transactions contemplated by the Transaction Agreement and upon your continued employment with IASG until the Closing Date, and if such transactions are not consummated or if you are not employed by IASG as of the Closing Date, this Agreement shall be void ab initio and without any force or effect.

2. Term of Employment. Your employment with IASG pursuant to this Agreement shall commence on the Closing Date and shall end on the date that is three months after the Closing Date (the "Transition Period"). In consideration of the performance by you of the Employment Obligations (as defined below), IASG agrees to continue your employment during the Transition Period, it being understood that IASG may not involuntarily terminate your employment prior to the end of the Transition Period, other than for Cause. For purposes of this Agreement, Cause shall mean (i) your failure to perform your duties hereunder or follow the reasonable directions of the person to whom you report, (ii) fraud,



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embezzlement, misappropriation or any willful misconduct by you in connection with your employment hereunder, (iii) activities which, in the reasonable judgment of IASG, could have a significant adverse effect on the reputation or business of IASG, or (iv) your habitual use of alcohol, drugs, or other controlled substances in such a manner as to materially interfere with the performance of your duties to IASG.

3. Duties. During the Transition Period, you shall continue to perform the functions you performed for IASG prior to the Closing Date and such other duties as are consistent with the foregoing as may be reasonably and in good faith requested by IASG from time to time (collectively, the "Employment Obligations"). Notwithstanding the foregoing, your performance of the Employment Obligations shall be limited to two days per week, or such lesser amount of time as determined by IASG.

4. Compensation. In consideration of the performance by you of the Employment Obligations, IASG shall pay to you during the Transition Period $35,000 per month. In addition, IASG shall pay to you a guaranteed bonus in an amount equal to $105,000, payable in a lump sum within 30 days after the end of the Transition Period. In the event that you are terminated for Cause as provided in
Section 2 or that you resign prior to the end of the Transition Period, you shall not be entitled to the monthly payments or the guaranteed bonus provided pursuant to this Section 4.

5. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and shall supersede any and all previous contracts and understandings between you and IASG, including, without limitation, the agreement between you and IASG dated May 2, 2006. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

6. Compliance with Section 409A. Anything in this Agreement notwithstanding, IASG shall, in its sole discretion, amend this Agreement to the extent necessary or desirable to ensure that this Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and that any payments or benefits under this Agreement are not subject to interest and penalties under
Section 409A of the Code.

7. Notices. All notices, requests, demands and other communications which are required or may be given under this



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Agreement shall be in writing and shall be deemed effective (i) when delivered personally, upon receipt, (ii) when sent by facsimile or electronic mail, upon confirmation of receipt by the sender of such transmission, (iii) one day after deposit with a commercial overnight courier with written verification of receipt, or (iv) three days after deposit in the United States mail by certified mail postage prepaid. All communications will be sent to the party to whom they are directed at the address set forth below:

        (a) If to IASG:

            c/o Protection One, Inc.
            1035 N. 3rd St.
            Suite 101
            Lawrence, KS 66044


        (b) If to you:

            Charles T. May
            7415 NE 8th Court
            Boca Raton, FL 33487

8. Counterparts. This agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts to be performed entirely within such State.



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                                    * * * * *



            If you are in agreement with the foregoing, please indicate your acceptance by signing below.

                                        Integrated Alarm Services Group, Inc.


                                        By: /s/ Timothy J. Tully
                                           -------------------------------------

                                           Name:  Timothy J. Tully

                                           Title:  Director and Compensation
                                                   Committee Chairman





            /s/ Charles T. May
            -----------------------------------------
            Signature

            Charles T. May